EX 99.23(d)(197)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Capital Guardian Trust Company

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Capital Guardian Trust Company, a California corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 3, 2007 (as amended, the “Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and Sub-Adviser agree to amend the sub-advisory fees as forth on Schedule B to the Agreement to reflect fee reductions for all Funds.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 15, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 15th day of September, 2010.

Jackson National Asset Management, LLC	Capital Guardian Trust Company

By: /s/ Mark D. Nerud	By: /s/ Darin Y. Kita
Name: Mark D. Nerud	Name: Darin Y. Kita
Title: President and CEO	Title: President

Schedule B
Dated September 15, 2010
 (Compensation)

JNL/Capital Guardian Global Balanced Fund
Average Daily Net Assets	Annual Rate

$0 to $400 Million:	.425%
Over $400 Million:	.375%

JNL/Capital Guardian Global Diversified Research Fund
Average Daily Net Assets	Annual Rate

$0 to $200 Million:	.50%
$200 to $400 Million:	.45%
Over $400 Million:	.40%

JNL/Capital Guardian U.S. Growth Equity Fund
Average Daily Net Assets	Annual Rate

$0 to $600 Million:	.34%
Over $600 Million:	.32%